Exhibit 4.3
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following is a description of the Class A common stock, par value $0.0001 per share (the “Class A common stock”) of SmileDirectClub, Inc. (the “Company”) which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following also contains a description of the Class B Stock, par value $0.0001 per share of the Company (the “Class B common stock”), which is not registered pursuant to Section 12 of the Exchange Act but Class B common stockholders who are members of SDC Financial LLC (“SDC Financial”) have the right to exchange their membership interests of SDC Financial (the “LLC Units”) (with automatic cancellation of an equal number of shares of Class B common stock) for shares of the Company’s Class A common stock. The description of the Class B common stock is necessary to understand the material terms of the Class A common stock. The following also contains a description of the preferred stock of the Company (the “Preferred stock”), of which there are no shares currently outstanding. The description of the Preferred stock is necessary to understand the terms of the Class A common stock as the issuance of Preferred stock could have an adverse impact on the market price of the Class A common stock.

General
The Company is authorized to issue 2,000,000,000 shares of Class A common stock, par value $0.0001 per share, of which 117,369,451 shares were issued and outstanding as of February 26, 2021, 500,000,000 shares of Class B common stock, par value $0.0001 per share, of which 269,572,682 shares were issued and outstanding as of February 26, 2021, and 100,000,000 shares of Preferred stock, par value $0.0001 per share, of which no shares are currently outstanding as of February 26, 2021. All shares of the Company’s capital stock are in uncertificated form.

The following description summarizes selected information regarding the Class A common stock, the Class B common stock and Preferred stock, as well as relevant provisions of: (i) the Company’s amended and restated certificate of incorporation, as currently in effect, (ii) the Company’s amended and restated bylaws, as currently in effect and (iii) the Delaware General Corporation Law (the “DGCL”). The following summary description of the Class A common stock, the Class B common stock and Preferred stock is qualified in its entirety by, and should be read in conjunction with, the Company’s amended and restated certificate of incorporation and the Company’s amended and restated bylaws, copies of which have been filed as exhibits to the Company’s periodic reports under the Exchange Act, and the applicable provisions of the DGCL.

Class A common stock and Class B common stock
The following description of certain rights of our common stock does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws.

Voting Rights. The holders of our Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Holders of our Class B common stock are entitled to ten votes on each share held on all matters submitted to a vote of stockholders. The holders of our Class A common stock and Class B common stock do not have cumulative voting rights in the election of directors. Upon the earlier of (i) the ten-year anniversary of the consummation of our initial public offering (‘‘IPO’’) or (ii) the date on which the shares of Class B common stock held by the Voting Group, as defined in our Final Prospectus filed with the Securities and Exchange Commission on September 13, 2010 (the “Final IPO Prospectus”), and their permitted transferees represent less than 15% of the Class B common stock held by the Voting Group and their permitted transferees as of immediately following the consummation of the IPO, each share of Class B common stock will entitle its holder to one vote per share on all matters to be voted upon by stockholders generally.

Dividends and Liquidation Rights. Holders of shares of our Class A common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding Preferred stock. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of Preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution. The shares of Class B common stock have no economic rights. Holders of shares of our Class B common stock do not have any rights to receive dividends or, except as otherwise required by applicable law, to receive a distribution upon a liquidation, dissolution or winding up of the Company.

Miscellaneous. All shares of our Class A common stock and Class B common stock outstanding are fully paid and non-assessable. The Class A and Class B common stock are not be subject to further calls or assessments by us. Holders of shares of our Class A and Class B common stock do not have preemptive, subscription, redemption or conversion rights. There is no redemption or sinking fund provisions applicable to the Class A or Class B common stock. Subject to the terms and conditions of the Seventh Amended and Restated Limited Liability Agreement of SDC Financial, Class B common stockholders who are members of SDC Financial will have the right to exchange their LLC Units (with automatic cancellation of an equal number of shares of Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary adjustments for stock splits, stock dividends, reclassifications, and other similar transactions, or for cash (based on the market price of the shares of Class A common stock), with the form of consideration determined by the Company in its sole discretion.

Listing. Our Class A common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “SDC.” The Class B common stock is not listed on a securities exchange.

Transfer Agent and Registrar. The transfer agent and registrar for our Class A common stock is American Stock Transfer Trust Company, LLC.

Preferred stock
Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of Preferred stock (including convertible Preferred stock). Unless required by law or any stock exchange, the authorized shares of Preferred stock will be available for issuance without further action by the holders of our Class A or Class B common stock. Our board of directors is able to determine, with respect to any series of Preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:
a.the designation of the series;
b.the number of shares of the series, which our board of directors may, except where otherwise provided in the Preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);
c.whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
d.the dates at which dividends, if any, will be payable;
e.the redemption or repurchase rights and price or prices, if any, for shares of the series;
f.the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
g.the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;
h.whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
i.restrictions on the issuance of shares of the same series or of any other class or series; and
j.the voting rights, if any, of the holders of the series.

We could issue a series of Preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of our common stock. Additionally, the issuance of Preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of Preferred stock could have an adverse impact on the market price of our Class A common stock.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and
Restated Bylaws and Certain Provisions of Delaware Law
Our amended and restated certificate of incorporation, amended and restated bylaws and the DGCL contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions intend to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an antitakeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock
The authorized but unissued shares of common stock and Preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NASDAQ. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and Preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors
Our amended and restated certificate of incorporation provides that our board of directors be divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. The holders of our Class B common stock, pursuant to the Voting Agreement, as defined in the Final IPO Prospectus, will control the election of directors. Directors may only be removed from our board of directors for cause by the affirmative vote of at least a majority of the confirmed voting power of our Class A and Class B common stock. In addition, our amended and restated certificate of incorporation also provides that, subject to the rights granted to the holders of one or more series of Preferred stock then outstanding, (i) any newly created directorship on the board of directors that results from an increase in the number of directors will be filled by the affirmative vote of a majority of the remaining directors, provided that a quorum is present, and (ii) any other vacancies on our board of directors will be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director.

Business Combinations
The Company will be governed Section 203 of the DGCL at all times at which the Voting Group owns at least 15% of the shares of Class B common stock the Voting Group owned at the consummation of the IPO. The Company will not be governed Section 203 of the DGCL at any time at which the Voting Group owns less than 15% of the shares of Class B common stock the Voting Group owned at the consummation of the IPO. Notwithstanding the foregoing, our amended and restated certificate of incorporation provides that we may not engage in certain ‘‘business combinations’’ with any ‘‘interested stockholder’’ for a three-year period following the time that the stockholder became an interested stockholder, unless:

a.prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
b.upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
c.at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66-2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a ‘‘business combination’’ includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an ‘‘interested stockholder’’ is a person who (i) owns 15% or more of our outstanding voting stock, or (ii) is an affiliate and associate of the Company and within the previous three years owned 15% or more of our outstanding voting stock. For purposes of this section only, ‘‘voting stock’’ means stock of any class or series entitled to vote generally in the election of directors. Under certain circumstances, this provision will make it more difficult for a person who would be an ‘‘interested stockholder’’ to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests. Our amended and restated certificate of incorporation provides that ‘‘interested stockholder’’ does not include the Voting Group or any of their respective affiliates or successors or any ‘‘group,’’ or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act.

No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Special Stockholder Meetings
Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors or the chairman of the board of directors. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers, or changes in control or management of the Company.

Director Nominations and Stockholder Proposals
Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be ‘‘properly brought’’ before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. Our amended and restated bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings that may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Written Consent
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation provides that if the Voting Group beneficially owns, in the aggregate, at least 30% of the total voting power of all the then-outstanding shares of stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting if a consent or consents in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or to take such action at a meeting at which all shares entitled to vote thereon were present and voted. If the Voting Group beneficially owns, in the aggregate, less than 30% of the total voting power of all the then-outstanding shares of stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent of stockholders in lieu of a meeting unless such action is unanimously recommended by our board of directors. Our amended and restated certificate of incorporation permits stockholder action by written consent with respect to matters to be voted on solely by the holders of Class B common stock or Preferred stock, if any, voting separately as a class, if a consent or consents in writing is signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Amendment of Amended and Restated Certificate of Incorporation or Bylaws
The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 66-2/3% of the votes which all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 66-2/3% of the votes which all our stockholders would be entitled to cast in any election of directors will be required to amend, repeal, or adopt certain provisions of our amended and restated certificate of incorporation.

The foregoing provisions of our amended and restated certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares of Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery of the State of Delaware (the “Court of Chancery”).

Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum
Our amended and restated certificate of incorporation provides that unless we consent to the selection of an alternative forum, the Court of Chancery shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of the Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee of the Company to the Company or the Company’s stockholders, (iii) action asserting a claim against the Company or any director, officer or employee of the Company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws, or (iv) action asserting a claim against the Company or any director, officer or employee of the Company governed by the internal affairs doctrine, provided, however, that, in the event that the Court of Chancery lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. The Court of Chancery is not the sole and exclusive forum for actions brought under the federal securities laws. Nothing in our amended and restated certificate of incorporation precludes stockholders that assert claims under Section 22 of the Securities Act of 1933, as amended (the “Securities Act”) or Section 27 of the Exchange Act from bringing such claims in state or federal court, subject to applicable law. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation have been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be unenforceable. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.

Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages to the Company or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any breaches of the director’s duty of loyalty, any acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, any authorization of dividends or stock redemptions or repurchases paid or made in violation of the DGCL, or for any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws generally provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Indemnification Agreements
We entered into an indemnification agreement with each of our directors and executive officers as described in “Certain Relationships and Related Person Transactions-Indemnification Agreements.” Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is therefore unenforceable.